UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 28, 2009

WUHAN GENERAL GROUP (CHINA), INC.
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-34125 (Commission File Number)	84-1092589 (IRS Employer Identification No.)

Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code:  (86) 27-5970-0069

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 28, 2009, Jin Qihai tendered his resignation as a member of the Board of Directors (the “Board”) of Wuhan General Group (China), Inc. (the “Company”) and as Executive General Manager of the Company.  Mr. Jin’s resignation from these positions was to enable Mr. Jin to focus on his new position within the Company as the General Manager of Wuhan Xingelin Machinery Equipment Manufacturing Co., Ltd., a subsidiary of the Company.  Mr. Jin’s resignation was not a result of a disagreement with the Company regarding the Company's operations, policies, practices or otherwise.

Also on April 28, 2009, the Board appointed Huang Zhaoqi, age 46, as a director of the Company and as Vice General Manager (Turbine) of the Company.  From October 2006 until April 2008, Mr. Huang served as Assistant President and Vice General Manager of Wuhan Blower Co., Ltd., a subsidiary of the Company.  From 2004 until 2006, Mr. Huang served as the Manager of the Enterprise Administration Department of Kingway Brewery Holdings Limited, a company listed on the Hong Kong Stock Exchange.  Mr. Huang has over 20 years of engineering and managerial experience.  Mr. Huang holds an MBA from Macau University of Science and Technology.

No family relationships exist between Mr. Huang and any director or executive officer of the Company.  There is no arrangement or understanding pursuant to which Mr. Huang was appointed as a director or officer of the Company, and there are no related party transactions between Mr. Huang and the Company reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wuhan General Group (China), Inc.

Date: April 30, 2009

By:	/s/ Haiming Liu
Name: Haiming Liu
Title: Chief Financial Officer